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                     October 6, 2023

       Jay L. Schottenstein
       Chief Executive Officer, Chairman of the Board and Director American Eagle Outfitters, Inc.
       77 Hot Metal Street
       Pittsburgh, PA 15203

                                                        Re: American Eagle
Outfitters, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 28, 2023
                                                            Filed March 13,
2023
                                                            File No. 001-33338

       Dear Jay L. Schottenstein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.





                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services